                                                                    EXHIBIT 99.1

                          ASSET ACQUISITION AGREEMENT

                                  BY AND AMONG

              DEL WEBB COMMUNITIES, INC., an Arizona Corporation,

                   SPRUCE CREEK GOLF AND COUNTRY CLUB, INC.,
                             a Florida Corporation,

       SPRUCE CREEK GOLF AND COUNTRY CLUB HOMEOWNERS' ASSOCIATION, INC.,
                             a Florida Corporation,

                                      and

              SPRUCE CREEK PRESERVE HOMEOWNERS' ASSOCIATION, INC.,
                             a Florida Corporation.



                               December 22, 1997

                TABLE OF CONTENTS - ASSET ACQUISITION AGREEMENT
                -----------------------------------------------

RECITALS .........................................................................    -1-

1    Definitions .................................................................    -2-

2    Basic Transaction ...........................................................    -2-
     2.1       Purchase and sale of assets .......................................    -2-
     2.2       Assumption of liabilities .........................................    -2-
     2.3       Purchase Price ....................................................    -2-
               2.3.1     Purchase Price Adjustment ...............................    -2-
               2.3.2     Escrow Payment ..........................................    -3-
               2.3.3     Allocation of Purchase Price ............................    -3-
     2.4       The Closing .......................................................    -3-
     2.5       Documents to be Delivered at Closing ..............................    -3-
               2.5.1     Ancillary Agreements ....................................    -3-
               2.5.2     Closing Documents .......................................    -4-

3    Representations and Warranties of Sellers and Controlling Shareholders ......    -5-
     3.1       Organization of Seller ............................................    -5-
     3.2       Authorization of transaction ......................................    -5-
     3.3       Noncontravention ..................................................    -5-
     3.4       Consents ..........................................................    -6-
     3.5       Brokers' fees .....................................................    -6-
     3.6       Title to assets ...................................................    -6-
     3.7       Financial Statements ..............................................    -6-
     3.8       Events subsequent to Most Recent Fiscal Period End ................    -6-
     3.9       Undisclosed liabilities ...........................................    -8-
     3.10      Legal compliance ..................................................    -8-
     3.11      Tax matters .......................................................    -8-
     3.12      Real property .....................................................    -9-
     3.13      Intellectual Property .............................................   -11-
     3.14      Tangible assets ...................................................   -13-
     3.15      Inventory .........................................................   -13-
     3.16      Contracts .........................................................   -13-
     3.17      Prepaids and Receivables (IF APPLICABLE) ..........................   -14-
     3.18      Powers of Attorney ................................................   -14-
     3.19      Insurance .........................................................   -14-
     3.20      Litigation ........................................................   -15-
     3.21      Product Warranty ..................................................   -15-
     3.22      Product Liability .................................................   -15-
     3.23      Employees .........................................................   -15-
     3.24      Employee Benefits .................................................   -15-
     3.25      Guaranties ........................................................   -16-
     3.26      Environmental Matters .............................................   -16-
     3.27      Certain business relationships With Sellers .......................   -17-
     3.28      Disclosure ........................................................   -17-
     3.30      Accredited Investor Representations ...............................   -18-

4    Representations and Warranties of Buyer ....................................    -18-
     4.1       Organization of Buyer ............................................    -18-
     4.2       Authorization of transaction .....................................    -18-
     4.3       Noncontravention .................................................    -18-
     4.5       Brokers' fees ....................................................    -18-

5    Pre-Closing Covenants ......................................................    -18-
     5.1       General ..........................................................    -18-
     5.2       Notices and consents .............................................    -18-
     5.3       Operation of business ............................................    -19-
     5.4       Preservation of business .........................................    -19-
     5.5       Full access ......................................................    -19-
     5.6       Notice of developments ...........................................    -19-
     5.7       Exclusivity ......................................................    -19-
     5.8       Title insurance ..................................................    -20-
     5.9       Survey ...........................................................    -20-
     5.10      Insurance ........................................................    -20-
     5.11      Confidentiality ..................................................    -20-
     5.12      Employees: Compliance with WARN Act ..............................    -20-
     5.13      Condemnation .....................................................    -21-

6    Post-Closing Covenants .....................................................    -21-
     6.1       General ..........................................................    -21-
     6.2       Litigation support ...............................................    -21-
     6.3       Confidentiality ..................................................    -21-
     6.4       Change of Name ...................................................    -21-
     6.5       Continuation of Health Plan Coverage .............................    -22-

7    Conditions to Obligation to Close ..........................................    -22-
     7.1       Conditions to obligation of Buyer ................................    -22-
     7.2       Conditions to obligation of Sellers ..............................    -23-

8    Survival; Indemnification ..................................................    -24-
     8.1       Survival of Representation, Warranties and Covenants .............    -24-
     8.2       Indemnification Rights and Obligations ...........................    -24-
     8.3       Method of Asserting Claims .......................................    -25-
     8.4       Payment of Indemnification Obligations ...........................    -26-

9    Termination ................................................................    -27-
     9.1       Termination of Agreement .........................................    -27-
     9.2       Effect of termination ............................................    -27-

10   Resolution of Disputes .....................................................    -27-

11   Miscellaneous ..............................................................    -28-
     11.1      No third-party beneficiaries .....................................    -28-
     11.2      Entire agreement .................................................    -28-
     11.3      Succession and assignment ........................................    -28-
     11.4      Counterparts .....................................................    -28-
     11.5      Headings .........................................................    -28-
     11.6      Notices ..........................................................    -28-

     11.7    Governing law............................................  -30-
     11.8    Amendments and waivers...................................  -30-
     11.9    Severability.............................................  -30-
     11.10   Expenses.................................................  -30-
     11.11   Construction.............................................  -30-
     11.12   Incorporation of Exhibits and Schedules..................  -31-
     11.13   Failure of performance...................................  -31-
     11.14   Submission of jurisdiction...............................  -31-


Exhibits
--------

Exhibit A    Related Entities
Exhibit B    Definitions
Exhibit C    Allocation of Purchase Price
Exhibit D    Assignment and Assumption Agreement
Exhibit E    Covenant Not to Compete
Exhibit F    Consulting Agreement
Exhibit G    Thompson Employment Agreement
Exhibit H    Riggs Employment Agreement
Exhibit I    Assignment of Development Order Agreement
Exhibit J    Assignment of Developer's Rights
Exhibit K    Permitted Exceptions
Exhibit L    Bill of Sale
Exhibit M    Financial Statements
Exhibit N    Escrow Agreement
Exhibit O    Utility Company Assignment Agreement


Schedules
---------

2.2          Assumed Liabilities
3.4          Consents
3.9          Undisclosed Liabilities
3.10         Legal Compliance
3.11.3       Tax Returns
3.11.6       Tax Basis
3.12.1       Real Property
3.12.1(d)    Licenses, Permits, Approvals
3.12.1(e)    Leases (Seller as Lessor)
3.12.1(l)    Real Property Contracts
3.12.2       Leases (Sellers as Lessees)
3.13         Intellectual Property
3.13.3       Patents, Trademarks
3.13.4       Intellectual Property Licenses
3.14         Tangible Assets
3.15         Inventory
3.16         Contracts
3.17         Prepaids, Receivables
3.19         Insurance
3.20         Litigation

3.21      Warranty
3.23      Employees
3.24      Employee Benefits
3.27      Business Relationships
3x        Claims, Deposits, etc.
4.4       Consents

                          ASSET ACQUISITION AGREEMENT

                                    PREFACE
                                    -------

     This Asset Acquisition Agreement (the "Agreement") is entered into effective as of December 22, 1997 by and among, Del Webb Communities, Inc., an Arizona corporation ("Buyer"), Spruce Creek Golf and Country Club, Inc., a Florida corporation ("Golf and Country Club"), Spruce Creek Golf and Country Club Homeowners' Association, Inc., a Florida corporation ("SCGCCHOA"), and Spruce Creek Preserve Homeowners' Association, Inc., a Florida corporation ("SCPHOA"), (Golf and Country Club, SCGCCHOA and SCPHOA hereinafter are referred to collectively as "Sellers"). Buyer and Sellers hereinafter are referred to singularly as "Party" and referred to collectively herein as the "Parties." Harvey D. Erp ("H. Erp"), Brenda Erp ("B. Erp"), Jay A. Thompson ("J. Thompson") and Lori A. Thompson ("L. Thompson") (H. Erp, B. Erp, J. Thompson and L. Thompson are the controlling shareholders of Golf and Country Club and hereinafter are referred to collectively as "Controlling Shareholders") have agreed to execute this Agreement in their individual capacities to consent and agree to the terms hereof and to indicate their agreement to convey any interest they might have individually in any of the Acquired Assets. For valuable consideration, Spruce Creek Development Company of Ocala, Inc., a Florida corporation ("Development Company"), has agreed to execute this Agreement to consent to and assign its rights under the Spruce Creek Golf and Country Club FQD Development Order.

                                    RECITALS
                                    --------

     A. Sellers and Controlling Shareholders have developed retirement communities in Central Florida in the past and currently have two (2) communities under development. Sellers currently operate as the developer of communities known as the "Spruce Creek Golf and Country Club" and the "Spruce Creek Preserve." The Spruce Creek Golf and Country Club and the Spruce Creek Preserve hereinafter are sometimes referred to as the "Developments." (Sellers' operations in connection with the Spruce Creek Golf and Country Club and the Spruce Creek Preserve are collectively referred to as the "Business").

     B. SCGCCHOA and SCPHOA are the Homeowners' Associations, respectively, of the Spruce Creek Golf and Country Club and the Spruce Creek Preserve and, thereby, maintain the private streets, landscape buffers and drainage areas for the Developments. SCGCCHOA and SCPHOA are executing this Agreement as "Sellers" as an indication of their agreement to transfer any prepaid amenity fees held by any Seller from such Seller to Buyer as successor developer.

     C. Buyer desires to acquire from Sellers, and Sellers desire to sell, transfer and assign to Buyer, the assets of Sellers which are used to operate the Business for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

     D. The Parties acknowledge and agree that Golf and Country Club will remain as a separate entity and will continue to operate a separate business (as permitted hereunder) following the Closing of the transaction contemplated hereby.

     E. The employees of Sellers will remain employed by Sellers subsequent to Closing unless specifically indicated otherwise herein.

     F. The Parties acknowledge and agree that Buyer shall not acquire, as a result of this Agreement or otherwise, any interest in past, current or future real estate projects developed by Sellers or Controlling Shareholders other than as contemplated herein. As a condition of its proceeding with the transactions evidenced by this Agreement, Buyer has required certain indemnity agreements from Sellers and Controlling Shareholders to protect

Buyer against any and all potential claims arising out of past and current or future business operations of Sellers and Controlling Shareholders and the entities related to Sellers listed on Exhibit A, all of which the parties agree are separate and distinct from the assets Buyer is acquiring hereunder.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1    Definitions. As used herein and in the attached Schedules and Exhibits, capitalized terms have the meanings set forth in Exhibit B, attached hereto, which apply to both the singular and the plural forms of such terms.

2    Basic Transaction.

     2.1 Purchase and sale of assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

     2.2 Assumption of liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer shall not assume or have any responsibility, however, with respect to any other obligation or Liability of Sellers not included within the definition of Assumed Liabilities.

     2.3 Purchase Price. Buyer agrees to pay to Sellers at the Closing an amount equal to the sum of: i) the book value of the Balance Sheet Assets as set forth on the books and records of Sellers on December 31, 1997; provided, however, that the book value of Balance Sheet Assets for this purpose shall include the book value of assets transferred from the books of Golf and Country Club to Utility Company on or about December 31, 1997 equal to approximately One Million Two Hundred Thousand Dollars ($1,200,000), plus ii) Seven Million Dollars ($7,000,000), plus iii) the amount of customer deposits held by Sellers on the Closing Date, less iv) the Assumed Liabilities (the sum of [i], [ii] and [iii] shall be referred to hereinafter collectively as the "Purchase Price").

          2.3.1 Purchase Price Adjustment.

                (a) The book value of the Balance Sheet Assets will be determined as of October 31, 1997. There will be pre-Closing adjustments to the Purchase Price to the extent the book value is determined to have changed as of December 31, 1997 based upon changes in the Balance Sheet Assets from October 31, 1997 through December 31, 1997. If feasible, within forty (40) days after the Closing Date, Sellers shall deliver to Buyer a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") prepared by Sellers and examined on a limited basis by KPMG Peat Marwick, reflecting the Balance Sheet Assets sold to Buyer hereunder. Such balance sheet shall be prepared in accordance with a method acceptable to Buyer applied on a basis consistent with the preparation of the Most Recent Financial Statements.

                 (b) If Buyer has any objection to the Closing Date Balance Sheet, Buyer shall deliver to Sellers a detailed statement describing such objections within ten (10) days after Buyer's receipt of the Closing Date Balance Sheet. Buyer and Sellers shall use reasonable efforts to resolve any such objections. In the event that Buyer and Sellers are unable to finally resolve such objections within thirty (30) days after Sellers' receipt of such objections, Buyer and Sellers shall, within ten (10) days after such thirty-day period, notify the Orlando, Florida office of Price Waterhouse or its successor to resolve any remaining objections. The determination made by Price Waterhouse or its successor shall be made within thirty (30) days, shall be set forth in writing and shall be conclusive and binding upon the Parties hereto. The fees and expenses of Price Waterhouse or its successor shall be shared equally by Buyer and Sellers. Buyer will revise the Closing Date Balance Sheet to reflect the resolution of any objections thereto pursuant to this Section 2.3.1(b).

               (c) If the aggregate book value of the Balance Sheet Assets as reflected on the Closing Date Balance Sheet, as revised to reflect any revisions thereto made pursuant to Section 2.3.1(b), if applicable, and as revised to include any assets transferred from the books of Golf and Country Club to Utility Company on or about December 31, 1997 as contemplated above, if applicable, is less than the book value of the Balance Sheet Assets used to determine the Purchase Price in subclause 2.3(i) above, Sellers will pay to Buyer an amount equal to such deficiency plus interest thereon at the Applicable Rate from the Closing Date to the date such payment is made by wire transfer or other immediately available funds within three business days after the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.3.1(b). If the aggregate book value of the Balance Sheet Assets as reflected on the Closing Date Balance Sheet, as revised to reflect any revisions thereto made pursuant to Section 2.3.1(b), if applicable, and as revised to include any assets transferred from the books of Golf and Country Club to Company on or about December 31, 1997 as contemplated above, if applicable, is greater than the book value of the Balance Sheet Assets used to determine the Purchase Price in subclause 2.3(i) above, Buyer will pay to Sellers an amount equal to such excess plus interest thereon at the Applicable Rate from the Closing Date to the date such payment is made by wire transfer or other immediately available funds within three business days after the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.3.1(b).

          2.3.2 Escrow Payment. The Parties acknowledge that Buyer has placed Two Hundred Fifty Thousand Dollars ($250,000) in an escrow account (the "Escrow Deposit") with the Escrow Agent as a good faith deposit to be applied at Closing against Buyer's obligation to deliver the Purchase Price. The Escrow Deposit becomes non-refundable on full execution of this Agreement and upon final completion of the Exhibits and Schedules hereto (approved by Buyer and Seller) including any supplements required by
     Section 5.6; provided, however, that the Escrow Deposit is refundable to Buyer in the event of (i) default of this Agreement by Sellers or Controlling Shareholders, (ii) failure to obtain the requisite third-party consents identified by Buyer on or before ten (10) days prior to Closing, or failure to obtain governmental consents to consummate the transactions contemplated hereby, or (iii) the exercise of Buyer's rights to terminate this Agreement as contemplated by Section 5.8, Section 5.13 and Section
     9.1 hereof.

          2.3.3 Allocation of Purchase Price. The Parties agree to allocate the Purchase Price among the Acquired Assets as provided in Code Section 1060 in accordance with the allocation schedule attached hereto as Exhibit C including the classification of a minimum of Seven Million Dollars ($7,000,000) of the Purchase Price as goodwill.

     2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight in Orlando, Florida, commencing at 10:00 a.m. local time on January 15, 1998, or on such other date as shall be agreed in writing by Buyer and Sellers or as extended by Section 7.1 hereof (the "Closing Date").

     2.5  Documents to be Delivered at Closing.

          2.5.1 Ancillary Agreements. At Closing, the Parties shall execute, enter into and deliver the following documents ("Ancillary Agreements") (the Ancillary Agreements shall be delivered to the Escrow Agent in the event Buyer elects to pay any portion of the Purchase Price by delivering Common Stock as contemplated hereunder):

                 (a) an assignment and assumption agreement ("Assignment and Assumption Agreement") substantially in the form attached hereto as Exhibit D related to the assignment by Sellers of the Acquired Assets set forth on Schedules 3.13, 3.16, 3.17, 3.12.1(d), 3.24, and 3x and related to the assumption by Buyer of the Acquired Liabilities set forth on
     Schedule 2.2.

                 (b) a covenant-not-to-compete ("Covenant-not-to-Compete") by and among Sellers, Controlling Shareholders, and Buyer, substantially in the form attached hereto as Exhibit E.

          (c) a consulting agreement ("Consulting Agreement") by and between H. Erp and Buyer, substantially in the form attached hereto as Exhibit F.

          (d) an employment agreement ("Thompson Employment Agreement") by and between J. Thompson and Buyer, substantially in the form attached hereto as Exhibit G.

          (e) an employment agreement ("Riggs Employment Agreement") by and between David Riggs and Buyer, substantially in the form attached hereto as Exhibit H.

          (f) an agreement for transfer of land use and environmental approvals ("Assignment of Development Order Agreement"), substantially in the form attached hereto as Exhibit I.

          (g) one or more assignments of developer's rights, as appropriate ("Assignment of Developer's Rights"), substantially in the form attached hereto as Exhibit J.

          2.5.2  Closing Documents.     At Closing, the Parties, as appropriate,
shall deliver the following documents and items ("Closing Documents") (the Closing Documents shall be delivered to the Escrow Agent in the event Buyer elects to pay any portion of the Purchase Price by delivering Common Stock as contemplated hereunder):

          (a)  Deliveries by Sellers.

               (1) Sellers shall execute and deliver to Buyer for recording a special warranty deed ("Special Warranty Deed") conveying the Real Property to Buyer free and clear of all liens, charges and encumbrances excepting only the Permitted Exceptions attached hereto as Exhibit K and the matters previously approved in writing by Buyer.

               (2) Sellers shall deliver a bill of sale ("Bill of Sale") transferring title to the Acquired Assets listed on Schedule 3.14 to Buyer, substantially in the form attached hereto as Exhibit L.

               (3) Sellers shall deliver certified copies of resolutions of the Board of Directors and of their shareholders authorizing the transaction contemplated hereby.

               (4) Sellers shall deliver to Buyer an officer's certificate to the effect that each of the conditions specified below in Section 7.1.2 through Section 7.1.8 are satisfied in all respects.

               (5) Sellers shall deliver to Buyer an officer's certificate to the effect that all representations and warranties herein, and Schedules and Exhibits attached hereto, are true, correct and complete as of Closing;

               (6) Sellers shall deliver evidence to Buyer that all recorded financing statements reflecting a Security Interest in the Acquired Assets have been terminated.

               (7)  Sellers shall deliver to Buyer the Standby Letter of Credit.

               (8) Sellers shall execute and deliver to Buyer an owner's affidavit executed by an Officer of each Seller regarding such matters as Buyer or the title insurance company issuing the Title Commitment and the Title Policy may reasonably require. Sellers shall cause to be delivered to Buyer the "marked-up" Title Commitment and, when appropriate, the Title Policy and a paid receipt for the premium due to the Title Company for the Title Commitment and the Title Policy.

               (9) Sellers shall execute and deliver to Buyer a certification that each Seller is not a "foreign person" or a "U.S. real property holding corporation" for purposes of Code Section 1445 and the regulations promulgated thereunder, and a certification with regards to the proceeds received by Sellers as a result of the transaction contemplated hereby; and Sellers hereby covenant and agree that failure to deliver said certification shall result in withholding, distribution and delivery by Buyer of the portion or percentage of the Purchase Price required to be withheld, distributed and delivered pursuant to Code Section 1445 and the regulations promulgated thereunder.

                    (10) Sellers shall execute and deliver to Buyer such other documents or instruments as may be reasonably necessary to consummate the transaction contemplated hereby.

                    (11) Sellers shall execute and/or otherwise cause to be delivered an assignment of all entitlement and development rights, including rights under all permits and approvals, not otherwise assigned, for the Business.

               (b)  Deliveries by Buyer.

                    (1) The Purchase Price will be paid to Sellers in Cash at Closing payable by wire transfer; provided, however, that at Buyer's option (if Buyer elects this option, Buyer will inform Sellers of such decision on or prior to ten (10) days prior to Closing), Buyer may pay any portion of the Purchase Price by delivering into escrow shares of Del Webb common stock ("Common Stock"), together with all other Closing Documents and Ancillary Agreements to the Escrow Agent, to be held in escrow and disbursed pursuant to the Escrow Agreement. In the event Buyer elects to pay any portion of the Purchase Price by delivering Common Stock, the sale shall be completed in two (2) stages as follows: (i) an initial deposit in escrow on January 15, 1998, or on such other date as shall be agreed in writing by Buyer and Sellers or extended as provided by Section 7.1 hereof, and (ii) the liquidation of Common Stock necessary for a Cash transfer equal to the Purchase Price less the Assumed Liabilities to Sellers within three (3) business days of the date of delivery to escrow. The sale will then be closed with Cash paid from escrow to Sellers and the Closing Documents distributed from escrow and recorded, as appropriate.

                    (2) Buyer shall deliver to Sellers certified copies of resolutions of the Board of Directors of Buyer authorizing the transaction contemplated hereby.

                    (3) Buyer shall deliver to Sellers an officer's certificate to the effect that each of the conditions specified below in Section
     7.2.1 through Section 7.2.4 are satisfied in all respects.

3 Representations and Warranties of Sellers and Controlling Shareholders. Sellers and Controlling Shareholders jointly and severally represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement and initialed by the Parties (the "Schedules"). The Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     3.1 Organization of Seller. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

     3.2 Authorization of transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of the Sellers has duly authorized the execution, delivery, and performance of this Agreement by each of the Sellers. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions.

     3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller or Controlling

Shareholder is subject or any provision of the charter or bylaws of any Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller or Controlling Shareholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

     3.4 Consents. Sellers and Controlling Shareholders do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) except as disclosed in Schedule 3.4. There are no additional notices, filings, authorizations, consent or approvals required to convey the Acquired Assets from Sellers to Buyer other than those set forth on Schedule 3.4.

     3.5 Brokers' fees. Sellers and Controlling Shareholders have no Liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

     3.6  Title to assets.    Sellers have good and marketable title to, or a
valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     3.7  Financial Statements.    Attached hereto as Exhibit M are the
following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended September 30, 1995, September 30, 1996, and September 30, 1997, (the "Most Recent Fiscal Year End") for each Seller; and (ii) unaudited balance sheet and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the one (1) month ended October 31, 1997, (the "Most Recent Fiscal Month End") for each Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with a method acceptable to Buyer applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each Seller as of such dates and the results of operations of each Seller for such periods, are correct and complete, and are consistent with the books and records of each Seller (which books and records are correct and complete).

     3.8  Events subsequent to Most Recent Fiscal Period End.    Since October
31, 1997, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any Seller to the extent that such change affected the Acquired Assets or the value of the Acquired Assets outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date, outside the Ordinary Course of
Business:

          3.8.1 Sellers have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration;

          3.8.2 Sellers have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

          3.8.3 no party (including Sellers) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any Seller is a party or by which it is bound;

     3.8.4 Sellers have not imposed or granted any Security Interest upon any of its assets, tangible or intangible;

     3.8.5 Sellers have not made any capital expenditure (or series of related capital expenditures);

     3.8.6 Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

     3.8.7 Sellers have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

     3.8.8 Sellers have not delayed or postponed the payment of accounts payable and other Liabilities;

     3.8.9 Sellers have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

     3.8.10 Sellers have not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

     3.8.11 There has been no change made or authorized in the Articles of Incorporation or bylaws of any Seller;

     3.8.12 Sellers have not issued, sold, or otherwise disposed of any of their capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their capital stock;

     3.8.13 Sellers have not declared, set aside, or paid any dividend or made any distribution with respect to their capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of their capital stock;

     3.8.14 Sellers have not experienced any damage, destruction, or loss (whether or not covered by insurance) to their property;

     3.8.15 Sellers have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees;

     3.8.16 Sellers have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     3.8.17 Sellers have not granted any increase in the base compensation of any of their directors, officers, and employees;

     3.8.18 Sellers have not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of their directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

     3.8.19 Sellers have not made any other change in employment terms for any of their directors, officers, and employees;

     3.8.20 Sellers have not made or pledged to make any charitable or other capital contribution;

                3.8.21 Sellers have not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Sellers have incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing:

                3.8.22 there has not been any other occurrence, event, incident, action, failure to act, or transaction involving Sellers; and

                3.8.23  Sellers have not committed to any of the foregoing.

        3.9 Undisclosed liabilities. Except as set forth on Schedule 3.9, each Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

        3.10 Legal compliance. To the best of Sellers' Knowledge, each of Sellers and the Development Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, but not limited to, ADA, fair housing laws, Florida Statutes Section 501.1375 and all rules and regulations promulgated by the Florida Division of Land Sales and Condominiums, and laws relating to political contributions, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them alleging any failure so to comply as such relate to the operation of the Business. Each of Sellers has not received any notices of inquiries, audits or other reviews or correspondence from governmental agencies related to compliance or non-compliance with any laws, rules or other regulations other that as set forth on Schedule 3.10.

        3.11  Tax matters.

                3.11.1 To the best of Sellers' Knowledge, each Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Sellers (whether or not shown on any Tax Return) have been paid. There are no Security Interests on any of the Acquired Assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Tax.

                3.11.2 To the best of Sellers' Knowledge, each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                3.11.3 No Controlling Shareholder or director or officer (or employee responsible for Tax matters) of Sellers expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Sellers either: (A) claimed or raised by any authority in writing or (B) as to which any of Controlling Shareholders and the directors and officers (and employees responsible for Tax matters) of Sellers has Knowledge based upon personal contact with any agent of such authority.
        Schedule 3.11.3 lists all federal, state, local, and foreign income Tax Returns filed with respect to Sellers for taxable periods ended on or after September 30, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers since September 30, 1996.

                3.11.4 Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                3.11.5 Sellers have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each

Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

      3.11.6 Schedule 3.11.6 sets forth the basis of each Seller in its assets as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby).

3.12  Real property.

      3.12.1 Schedule 3.12.1 lists and describes briefly all real property that Sellers own and are transferring to Buyer ("Real Property"). Except as set forth on Schedule 3.12.1, with respect to each such parcel of owned Real
Property:

              (a) the identified owner has good and marketable title to the parcel of Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet due and payable and recorded easements, covenants, and other restrictions that do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, except for Permitted Exceptions;

              (b) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

              (c) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, to best of Sellers' Knowledge and the Knowledge of entities related to Sellers and listed on Exhibit A attached hereto, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming structure" or similar classifications), and, to best of Sellers' Knowledge and the Knowledge of entities related to Sellers and listed on Exhibit A attached hereto, do not encroach on any easement that may burden the land, and, to best of Sellers' Knowledge and the Knowledge of entities related to Sellers and listed on Exhibit A attached hereto, the land does not serve any adjoining property, and the property is not located within any flood plain;

              (d) the Real Property and all facilities thereon have received all required approvals of governmental authorities (including licenses and permits) required in connection with the ownership or present operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; provided that Sellers have complied with the Spruce Creek Golf and Country Club FQD Development Order, the Spruce Creek Preserve Planned Unit Development Order, Construction and development permits, site plan approvals, other development agreements or development plans, all other development orders, zoning and land use approvals; and provided, further, that Sellers have obtained and complied with environmental approvals and required environmental permits from appropriate governmental agencies including, but not limited to, the Florida Department of Environmental Protection, the Southwest Florida Water Management District and the St. John's Water Management District, as appropriate. Schedule 3.12.1(d) sets forth all licenses, permits and approvals (including those expressly referenced above and including, but not limited to, general contractors licenses, specialty or subcontractor licenses, operational licenses, including liquor and restaurant licenses, city/county occupational licenses, club licenses, FCC licenses, and real estate brokerage licenses) which Sellers have obtained in connection with the Business. Schedule 3.12.1(d) sets forth all obligations which must be met to comply with the licenses, permits and approvals set forth on Schedule 3.12.1(d) or which will be required in the future along with the anticipated time frame, if known. With respect to each such license, permit and approval, (A) the license, permit or approval is legal, valid, binding, enforceable and in full force and effect (B) the license, permit or approval shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments delivered hereunder) and (C) Sellers have not been notified that they are in default of any such license, permit or approval, and no event has occurred that with notice or lapse of time would constitute a default or permit termination, modification or revocation of such license, permit or approval. Furthermore, the Real Property otherwise fully complies with all other statutes, ordinances, rule, regulations, orders and requirements of federal, state, county and municipal governments, and political subdivisions, agencies or departments thereof, or any court or any other authority pertaining to the Real Property.

             (e) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Real Property other than as set forth in Schedule 3.12.1(e);

             (f) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein other than sales of lots and personal residences in the Ordinary Course of Business;

             (g) there are no parties (other than Sellers) in possession of the Real Property, other than tenants under any leases disclosed on Schedule 3.12.1(e) who are in possession of space to which they are entitled;

             (h) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Real Property; and

             (i) each parcel of Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

             (j) there are no taxes, assessments or levies of any type whatsoever arising out of or in connection with the Real Property other than those for the current calendar year which are not past due or delinquent, and Sellers have no Knowledge or notice that the Real Property, or any portion thereof, is or will be subject to or affected by any special taxes, levies or assessments.

             (k) all bills for labor, services, materials and utilities, and all trade accounts which are in any way connected with or arise from the Real Property, or any portion thereof, are current or will be current at Closing.

             (l) there are no contracts, leases or agreements now in force between Sellers and any other parties (including governmental or quasi-governmental authorities or utilities) with respect to or affecting the Real Property, or any portion thereof, except those as disclosed in Schedule 3.12.1(l).

     3.12.2 Schedule 3.12.2 lists and describes briefly all real property leased or subleased to Sellers, including, but not limited to, billboards.
Schedule 3.12.2 also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Section 5.8 below. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 3.12.2 (as amended to date). With respect to each lease and sublease listed on Schedule 3.12.2:

             (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (b) the lease or sublease shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

          (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (d) no party to the lease or sublease has repudiated any provision thereof;

          (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (f) with respect to each sublease, the representations and warranties set forth in subsections 3.12.2.(a) through 3.12.2.(e) above are true and correct with respect to the underlying lease;

          (g) Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (h) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          (i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (j) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions that do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

3.13  Intellectual Property.

      3.13.1 Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Sellers immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Sellers have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

      3.13.2 Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Controlling Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Sellers have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Sellers must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers, Controlling Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sellers.

      3.13.3 Schedule 3.13.3 identifies each patent or registration that has been issued to Sellers with respect to any of their Intellectual Property, identifies each pending patent application or application for registration that Sellers have made with respect to any of their Intellectual Property, and identifies each license, agreement, or other permission that Sellers have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).
Schedule 3.13.3 also identifies each trade name or unregistered trademark used by Sellers. With respect to each item of Intellectual Property required to be identified in Schedule 3.13.3:

             (a) Sellers possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

             (b) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

             (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

             (d) Sellers have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     3.13.4 Schedule 3.13.4 identifies each item of Intellectual Property that any third party owns and that Sellers use pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on Schedule 3.13.4;

             (a) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

             (b) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

             (c) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

             (d) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

             (e) with respect to each sublicense, the representations and warranties set forth in subsections 3.13.4.1 through 3.13.4.4 above are true and correct with respect to the underlying license;

             (f) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

             (g) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

             (h) Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          3.13.5 To the Knowledge of any of Sellers, Controlling Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Sellers, Buyer shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of this acquisition and the continued operation of the Business as presently conducted and as presently proposed to be conducted.

     3.14 Tangible assets. Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Schedule 3.14 sets forth all such tangible assets. Each such tangible asset is free from known defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     3.15 Inventory. The inventory of Sellers consists of homes under construction, completed homes but not yet sold, and homes on which there is a contract for sale but not yet closed, materials purchased for housing and amenity construction and landscape materials and plants, all of which is merchantable and fit for use as a private residence or for use in construction and landscaping of the private residences and amenities, as appropriate, and none of which is slow-moving, damaged, or defective. Schedule 3.15 lists all such inventory with sufficient detail to identify each separate item of inventory. This Schedule is to be updated at Closing as provided by Section 5.6.

     3.16 Contracts. Schedule 3.16 lists the following contracts and other agreements to which any Seller is a party:

          3.16.1 any agreement for the sale of a personal residence by Sellers during the last six (6) months including the name of the purchaser of the residence, the date of closing of such sale, and the purchase price and including agreements which were cancelled and, if so, the reason for cancellation;

          3.16.2 any agreement (or group of related agreements) for the lease of personal property to or from any Person;

          3.16.3 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year;

          3.16.4  any agreement concerning a partnership or joint venture;

          3.16.5 any agreement (or group of related agreements) under which any Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          3.16.6  any agreement concerning confidentiality or noncompetition;

          3.16.7 any agreement between Sellers and any of Controlling Shareholders and their Affiliates (other than Sellers).

There are no profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of any current or former directors, officers, and employees; no collective bargaining agreements; no agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 except as disclosed on Schedule 3.16 or providing severance benefits; no agreements under which any Seller has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; no agreements under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any Seller.

Sellers have delivered to Buyer a correct and complete copy of each written agreement listed on Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 3.16. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments delivered hereunder) and Sellers have not been notified that they are in breach or default of such agreement, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

     3.17 Prepaids and Receivables (IF APPLICABLE). Schedule 3.17 sets forth all the notes and amounts receivable Buyer is acquiring hereunder. All notes and accounts receivable set forth on Schedule 3.17 are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and shall be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers.
Schedule 3.17 lists as of December 31, 1997, all receivables to be acquired hereunder, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of Sellers for the repayment of such receivable. Sellers have identified and provided Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor.

     3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Sellers.

     3.19 Insurance. Schedule 3.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Sellers have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past ten (10) years:

          3.19.1 the name, address, and telephone number of the agent;

          3.19.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

          3.19.3 the policy number and the period of coverage;

          3.19.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          3.19.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither Sellers nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Sellers have been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period.
Schedule 3.19 describes any self-insurance arrangements affecting Sellers.

     3.20 Litigation. Schedule 3.20 sets forth each instance in which any Seller
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of such Seller, Controlling Shareholders and the directors and officers (and employees with responsibility for litigation matters) of such Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits proceedings, hearings, and investigations set forth on Schedule
3.20 could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any Seller. None of Controlling Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or, to their Knowledge, threatened against any Seller.

     3.21 Product Warranty. Each product manufactured, sold, leased, or delivered by Sellers has been in conformity with all applicable contractual commitments and all express and implied warranties, and Sellers have no Liability (and, to the best of Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers. No product manufactured, sold, leased, or delivered by Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 3.21 includes copies of the standard terms and conditions of sale or lease for Sellers (containing applicable guaranty, warranty, and indemnity provisions).

     3.22 Product Liability. Sellers have no Liability (and, to the best of Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Sellers.

     3.23 Employees. Schedule 3.23 (a) lists all the employees of Sellers and includes their names, addresses, social security numbers, dates of hire, rates of pay, and salary histories. Sellers and Buyer have agreed that the employees listed in Schedule 3.23 (b) ("Transferred Employees") will be hired by Buyer at Closing. To the Knowledge of any of Sellers, Controlling Shareholders and the directors and officers (and employees with responsibility for employment matters) of Sellers, no executive, key employee, or group of employees has any plans to terminate employment with Sellers. No Seller is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No Seller has committed any unfair labor practice. None of Controlling Shareholders and the directors and officers (and employees with responsibility for employment matters) of Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Sellers.

     3.24 Employee Benefits.

          3.24.1 Schedule 3.24 lists each Employee Benefit Plan that Sellers maintain or to which Sellers contribute ("Seller Plans").

          3.24.2 To the best of Sellers' Knowledge, each Seller Plan, and each related trust, insurance contract, or fund, complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          3.24.3 To the best of Sellers' Knowledge, all required reports, notices and descriptions have been filed with the appropriate governmental agency or distributed to participants appropriately with respect to each Seller Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Seller Plan that is an Employee Welfare Benefit Plan.

      3.24.4 All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Seller Plan that is an Employee Welfare Benefit Plan.

      3.24.5 Sellers have delivered to Buyer correct and complete copies of the Seller Plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each Seller Plan.

      3.24.6 Other than routine claims for benefits, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Seller Plan is pending.

      3.24.7 To the best of Sellers' Knowledge, no individual (A) who has experienced a "qualifying event," as this term is defined in Code Section 4980B(f)(3), and (B) who either was an employee of Sellers or is a dependent or spouse of a current or former employee of Sellers, is currently covered by a health plan of Sellers pursuant to Code Section 4980B or Part 6 of Title I of ERISA.

      3.24.8 Neither the Sellers, nor any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b),
(c), (m) or (o) of which any of the Sellers is a member ("ERISA Affiliate"), maintains currently or has ever maintained an Employee Pension Benefit Plan. Neither the Sellers nor any ERISA Affiliate is required currently or has ever been required to contribute to or otherwise participate in an Employee Pension Benefit Plan. Neither the Sellers nor any ERISA Affiliate participates currently or has ever participated in or is required currently or has ever been required to contribute to any Multiemployer Plan.

3.25 Guaranties. No Seller is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person which will survive Closing.

3.26  Environmental Matters.

      3.26.1 No Third Party Claims and/or Regulatory Actions have been asserted or assessed against Sellers or the Real Property, and no Third Party Claims and/or Regulatory Actions are pending or threatened against Sellers or the Real Property, arising out of or due to, or allegedly arising out of or due to, (i) the Release on, under or from the Real Property of any Hazardous Substances; (ii) any Contamination of the Real Property, including without limitation, the presence of any Hazardous Substance which has come to be located on or under the Real Property from another location; (iii) any material violation or alleged violation of any Environmental Laws with respect to the Real Property or Sellers' Business operations; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Substance on the Real Property; (any acts, omissions, circumstances, status or condition described in or contemplated by clauses (i) through (v) of this Section 3.26 are hereinafter referred to collectively as an "Environmental Condition").

      3.26.2 Sellers' storage, transportation, handling, use or disposal, if any, of Hazardous Substances on or under the Real Property of Hazardous Substances generated on or from the Real Property is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.

      3.26.3 Sellers have delivered to or have caused to be delivered to Buyer, prior to the execution and delivery of this Agreement, complete copies of any and all Environmental Documents.

      3.26.4 (i) Sellers have not transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the EPA's National Priorities List of Hazardous Substance Sites

     (the "National Priorities List"), nor (ii) have they been identified as a potentially responsible party at any site proposed for inclusion on the National Priorities List, CERCLIS or any similar state list.

          3.26.5 None of the Real Property is listed in the National Priorities List or any other list maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination.

          3.26.6 No part of the Real Property is now being used, by Sellers (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage, use and sale of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a similar facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products.

          3.26.7 To the best of Sellers' Knowledge, there are no underground or aboveground storage tanks (whether or not currently in use), polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under the Real Property, except for two (2) five hundred (500) gallon diesel fuel tank located, respectively, at Spruce Creek Golf and Country Club and Spruce Creek Preserve, and supplied with fuel by Baxley and various drums of oil located on the Real Property and used to service vehicles and equipment.

          3.26.8 There is no ongoing Release of any Hazardous Substance on, under or from the Real Property.

          3.26.9 There is not now present any Contamination of the Real Property caused by Sellers.

          3.26.10 The Real Property and the ownership, use and operation thereon, are currently and, at all times during Sellers' ownership or operation thereof, have been in material compliance with all applicable Environmental Laws.

          3.26.11 There are no liens against the Real Property arising under any Environmental Laws, or based upon a Regulatory Action and/or Third Party Claim.

     3.27 Certain business relationships With Sellers. Schedule 3.27 lists all business arrangements and relationships involving the Controlling Shareholders and their Affiliates with Sellers within the past twelve (12) months. Schedule
3.27 lists all assets, tangible or intangible, that are used in the Business and which are owned by Controlling Shareholders and their Affiliates (other than Sellers).

     3.28 Disclosure. No representation or warranty contained in this Agreement, or in any certificate or document furnished or to be furnished by Sellers or Controlling Shareholders to Buyer or its representatives in connection herewith or pursuant hereto, contains or shall contain a material untrue statement of a fact or omits or fails to state any material fact required to make the statements herein or therein contained not misleading where necessary in order to provide a prospective purchaser of the Acquired Assets with full, complete and accurate information as to Sellers and the condition (financial and otherwise) of the properties, assets, liabilities, and Business of Sellers. The representations and warranties contained in this Section 3 or elsewhere in this Agreement, or any document delivered pursuant hereto or in connection herewith, shall not be affected or deemed waived by reason of the fact that Buyer or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

     3.29 Homeowners' Associations. To the best of Sellers' Knowledge, Sellers have complied with the Articles of Incorporation, Bylaws and other organizational documents of SCGCCHOA and SCPHOA.

     3.30 Accredited Investor Representations. In the event that Buyer chooses to satisfy its obligations to deliver the Purchase Price hereunder using Common Stock as contemplated by Section 2.5.2(b)(1) hereof, Sellers and Controlling Shareholders will be required to give additional representations related to their status as Accredited Investors.

4    Representations and Warranties of Buyer. Buyer represents and warrants to
Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Schedules. The Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 Authorization of transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

     4.4 Consents. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) except as disclosed in Schedule 4.4. There are no additional notices, filings, authorizations, consents or approvals required to convey the Acquired Assets from Sellers to Buyer other than those set forth on Schedule 4.4.

     4.5 Brokers' fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

     4.6 Common Stock. If Buyer elects to pay any portion of the Purchase Price in Common Stock, the Sellers will be protected from market downturn and the Common Stock will be issued in a transaction exempt from federal registration under Section 4(2) of the Securities Act or under a similar provision and from registration under Florida law.

5    Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     5.2 Notices and consents. Sellers shall give any notices to third parties, and Sellers shall use their best efforts to obtain any third party and governmental consents, that Buyers may request in connection with the matters referred to in Section 3.4 above. Each of the Parties shall give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.4 above.

     5.3 Operation of business. Without Buyer's written approval, Sellers shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers shall not otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.8 above.

     5.4 Preservation of business. Sellers shall keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     5.5 Full access. Sellers shall permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Sellers and shall furnish Buyer with copies of such documents and instruments and with such information with respect to the affairs of Sellers as Buyer may from time-to-time request. Such obligations of Sellers shall include, but not be limited to, permitting a physical inventory of the assets of Sellers and permitting an environmental consulting or other firm selected by Buyer to perform an assessment and investigation sufficient to permit it to provide Buyer a "Phase I Environmental Site Assessment Report" or similar report with respect to the "Acquired Assets," including any real estate owned or leased by the Sellers, in scope, form, and content acceptable to Buyer. Sellers shall permit representatives of Buyer to have further access if, after reviewing such report, Buyer desires to have further environmental-related assessments, tests, audits, or investigations made; provided, however, that Buyer agrees to immediately restore any portions of the Real Property affected by such studies to substantially the same condition said Real Property was in prior to performance of such studies and to indemnify and hold Sellers harmless from and against any and all loss, liability, obligation, cost, damage, claim, penalty, judgment, fine or expense (including but not limited to attorneys' fees) resulting or arising, directly or indirectly, from the entry upon the Real Property or the conduct of such inspections, tests or studies by Buyer, their employees, contractors or agents. Sellers shall cooperate with Buyer's assessment, inspection and analysis of the Real Property. No investigation by Buyer shall affect in any manner the representations and warranties made by Sellers and Controlling Shareholders in this Agreement, nor any other certificate or agreement furnished or to be furnished by Sellers to Buyer or its representatives in connection herewith or pursuant hereto, and the right of Buyer to rely on them. Sellers shall use their best efforts to keep Buyer fully informed as to the affairs of Sellers and advise Buyer of all important matters pertaining to Sellers prior to Closing. If Buyer chooses not to proceed with the transaction contemplated hereby as a result of its due diligence investigation on or before the expiration of the Due Diligence Period, Buyer shall advise Sellers or Controlling Shareholders in writing, and this Agreement shall immediately terminate as provided by Section 9 hereof; provided that Buyer shall, within five (5) days after such termination, furnish Sellers with copies of all surveys, reports, environmental studies, engineering reports and other documents, studies and reports secured by Buyer during the Due Diligence Period; provided, however, that Buyer will not be obligated to provide Sellers with documents prepared internally by Del Webb, Buyer or their agents (title reports and environmental reports, if any, would be returned).

     5.6 Notice of developments. In the event that a representation or warranty made hereunder by Sellers or a Schedule attached hereto is not correct, complete or accurate at or prior to Closing, Sellers shall give prompt written notice to the Buyer of any development causing the Sellers' representations, warranties and Schedules to be incorrect, incomplete, or inaccurate, and Sellers immediately shall supplement such representations, warranties and Schedules; provided, however, that the Schedules shall not be considered supplemented without Buyer's initialing the updated Schedules. Further, no disclosure by Sellers pursuant to this Section 5.6, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant for purposes of Buyer's right to terminate under Section 9.

     5.7 Exclusivity. Sellers and Controlling Shareholders will not during the term of this Agreement enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, firm or other person with respect to (a) the possible disposition of a material portion of the Business, or (b) any business combination involving the Business, whether by way of merger, consolidation, share exchange or other transaction.

      5.8 Title insurance. Within five (5) days of the full execution of this Agreement, Sellers shall order at Sellers' expense, and furnish to Buyer a title insurance commitment ("Title Commitment") issued by First American Title Insurance Company, agreeing to issue to Buyer, upon recording of the Deed to Buyer, an owner's policy of title insurance ("Title Insurance" or "Title Policy"), upon a standard 1970 ALTA Form B, in the amount of the Purchase Price insuring Buyer's title to the Real Property subject only to the Permitted Exceptions which are attached hereto as Exhibit K and other title matters which have been approved in writing by Buyer (all of which shall then become collectively the "Permitted Exceptions"). Sellers shall convey marketable title subject only to the Permitted Exceptions. Marketable title shall be determined according to applicable Title Standards adopted by the authority of the Florida Bar and in accordance with the law. Buyer shall have ten (10) business days from the date of receiving said Title Commitment to examine same. If title is found defective, Buyer shall within three (3) days thereafter, notify Sellers in writing specifying defect(s) ("Defects"). If the Defect(s) render title unmarketable, Sellers with have the later of thirty (30) days from receipt of notice or the Closing Date to remove the Defects. Sellers shall, if title is found unmarketable, use diligent effort to correct Defects in the title within the time provided therefor. If Sellers are unable to remove the Defect(s) in the time allowed therefor, Buyer shall either waive the Defect(s) or receive a refund of deposit of its Escrow Deposit, thereby releasing Buyer and Sellers from all further obligations under this Agreement. Sellers shall not further encumber, permit or create any Defect(s) to title after the date of the issuance of the Title Commitment.

      5.9 Survey. With respect to each parcel of Real Property, and as to which a title insurance policy is to be procured pursuant to Section 5.8 above, Sellers shall procure in preparation for the Closing a current survey of the Real Property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). Sellers shall order, at Sellers' expense the Survey from a reputable surveyor; provided, however, if no significant Defects exist and Sellers' existing survey describes Real Property in a manner sufficient for the Title Commitment, then Buyer will be responsible for expenses of updating Sellers' survey as needed to obtain Buyer's desired title coverages. Buyer shall, within ten (10) business days after receipt of the Survey, approve or object in writing to the matters disclosed by the Survey. Any matters disclosed by the Title Commitment to which Buyer fails to object shall be deemed approved. If the Survey shows encroachment on the Real Property or that improvements located on the Real Property encroach on setback lines, easement, lands of others or violates any restrictions, agreements, covenants or applicable governmental regulation, the same shall constitute and be treated as a title Defect.

      5.10 Insurance. Sellers shall maintain all insurance policies (including policies providing property, casualty, liability, medical, dental and workers' compensation coverage and bond and surety arrangements) in effect from the date hereof through the Closing Date.

      5.11 Confidentiality. The Parties will not disclose information obtained or discovered about the other Parties during the term of this Agreement. The Parties shall not disclose the terms of this Agreement, other than disclosures to their respective representatives as necessary for the parties of their representatives to perform the obligations contemplated hereunder. All press releases and public announcements relating to the acquisition of the Business will be agreed to and prepared jointly by Sellers and Buyer. Any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure).

      5.12 Employees: Compliance with WARN Act. Sellers shall use their best efforts to cause commitments to be made to Buyer at or prior to Closing by such employees of Sellers as Buyer, in its sole discretion, deems necessary to begin employment with Buyer. With respect to the termination of employees, Sellers shall comply with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") or shall pay all penalties and other amounts due as a result of their failure to do so.

     5.13 Condemnation. In the event prior to the Closing, the Real Property, or any portion thereof, shall be taken or condemned by any governmental authority, or shall be subject to a bona fide threat of condemnation or other taking, Sellers shall so notify Buyer, and Buyer shall have the option of either (a) terminating this Agreement by giving notice thereof to Sellers, whereupon the Escrow Deposit shall be immediately refunded by the Escrow Agent to Buyer and this Agreement shall be deemed null and void and of no force or affect and no Party hereto shall have any further rights, obligations, or liability hereunder, or (b) requiring Sellers to convey the remaining portion of the Real Property then held by Sellers to Buyer pursuant to the terms and provisions hereof and to transfer and assign to Buyer at the Closing all of Sellers' right, title and interest in and to such award made or that may be made by reason of such condemnation.

6    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Sellers acknowledge and agree that, from and after the Closing, Buyer shall be entitled to possession of copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Assets and Assumed Liabilities.

     6.2 Litigation support. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets and Assumed Liabilities, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     6.3 Confidentiality. Sellers shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential
Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in their possession. If Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advise of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Information to the tribunal; provided, however, that Sellers shall use their best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

     6.4 Change of Name. Immediately following the Closing, Golf and Country Club shall cause to be filed with the Florida Department of State Articles of Amendment to its Articles of Incorporation which shall effectively change its name to a new name bearing no resemblance to its present name. Thereafter, Sellers and Controlling Shareholders shall not use any names or titles similar to "Spruce Creek Golf and Country Club" and "Spruce Creek Preserve."

     6.5 Continuation of Health Plan Coverage. Sellers shall be responsible for compliance with the requirements of Code Section 4980B and Part 6 of Title I of ERISA for all of Sellers' employees who are not Transferred Employees. Sellers shall indemnify and hold Buyer harmless for any liability Buyer incurs at any time on or after the Closing Date under the provisions of Code Section 4980B and Part 6 of Title I of ERISA with respect to any of Sellers' employees who are not Transferred Employees.

7.   Conditions to Obligation to Close.

     7.1 Conditions to obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions at or prior to
Closing:

          7.1.1 Buyer's satisfactory completion of a full due diligence review of the Business and operations of Sellers to the extent deemed necessary or desirable by Buyer on or prior to January 10, 1998;

          7.1.2 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          7.1.3 Sellers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

          7.1.4 Sellers shall have procured all of the third party consents specified in Section 3.4 above, all of the Title Insurance, Title Commitments, Title Policies, and riders specified in Section 5.8 above, indicating that Buyer will acquire title to the Real Property free and clear of all liens, encumbrances, easements, conditions and other matters affecting title, other than Permitted Exceptions, and all of the surveys specified in Section 5.9 above;

          7.1.5 there shall have been no material adverse change in the Business or operation of Sellers or in their financial condition from the date hereof through the Closing Date;

          7.1.6 no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Acquired Assets, and to operate the Business, or (D) affect adversely the business, assets, properties, operation (financial or otherwise), or prospects of Buyer with respect to its ownership of the Acquired Assets or operation of its business as a result of such acquisition (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          7.1.7 Sellers and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

          7.1.8 That portion of the Real Property that is currently under Development shall have received appropriate environmental approvals and required environmental permits from the appropriate governmental agencies including, but not limited to, the Florida Department of Environmental Protection, the Southwest Florida Water Management District and the St. John's River Water Management District, as appropriate, to develop the Developments as contemplated.

          7.1.9 The Parties and the Escrow Agent shall have entered into an escrow agreement ("Escrow Agreement"), substantially in the form attached hereto as Exhibit N.

          7.1.10 Controlling Shareholders and Buyer shall have entered into a stock purchase agreement ("Utility Company Assignment Agreement"), substantially in the form attached hereto as Exhibit O, and all money and documents related to such acquisition shall be held in escrow pending Florida Public Service Commission approval.

          7.1.11 all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

          7.1.12 Sellers and Controlling Shareholders shall have executed and delivered to Buyer the Closing Documents and Ancillary Agreements required pursuant to Section 2.5.

If any of the conditions precedent to Buyer's obligations to close set forth in this Section 7 have not been satisfied on or prior to the Closing Date, Buyer may (a) terminate this Agreement as provided by Section 9.1, (b) waive in writing, in Buyer's sole discretion, any such condition precedent without waiving any other condition precedent or any of Buyer's rights herein, or (c) extend the time period for satisfaction of the condition precedent for up to an additional ten (10) days to enable such condition precedent to be satisfied by delivering a written notice of such extension to Sellers; provided, that, the Closing Date provided by Section 2.4 shall also be extended. If Buyer elects to extend the time period for satisfaction of any condition precedent, and at the expiration of such extended time period, such condition precedent still has not been satisfied, clause (a) or (b) above shall apply.

     7.2 Conditions to obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          7.2.1 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          7.2.2 Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          7.2.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          7.2.4 Sellers and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

          7.2.5 all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Sellers.

          7.2.6 Sellers and Controlling Shareholders shall have been released from any liability in connection with post-Closing obligations under the Assumed Liabilities.

          7.2.7 The Parties and the Escrow Agent shall have entered into an escrow agreement ("Escrow Agreement"), substantially in the form attached hereto as Exhibit N.

          7.2.8 Buyer shall have executed and delivered to Sellers and Controlling Shareholders the Closing Documents and Ancillary Agreements required pursuant to Section 2.5.

Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

8 Survival; Indemnification.

     8.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnification provisions and agreements of the Parties made or set forth herein or in any Ancillary Agreement or Closing Document delivered pursuant hereto, shall survive the execution and delivery hereof or thereof, the Closing, and any investigation made by the Parties and shall continue in full force and effect thereafter. Indemnification under this Section 8 shall be the sole and exclusive remedy for any Party to this Agreement for any breach of warranty, representation, covenant or other agreement made or set forth herein or in any Ancillary Agreement or Closing Document delivered pursuant hereto, other than Buyer's rights under the Special Warranty Deed.

     8.2 Indemnification Rights and Obligations.

          8.2.1 Sellers and Controlling Shareholders, jointly and severally, hereby agree to indemnify Buyer (which term shall be deemed to include, for the purposes of this Section 8, as appropriate, Buyer, Del Webb and the Entity Related Parties of Buyer) with respect to, and hold Buyer harmless from, any Liability or Impairment which Buyer may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Sellers and Controlling Shareholders herein, (ii) the failure of Sellers or Controlling Shareholders to comply with any covenants made by Sellers or Controlling Shareholders herein;
(iii) the conduct of the Business on or prior to the date of Closing, to the extent such Liability or Impairment was not specifically set forth as an Assumed Liability on Schedule 2.2, (iv) the conduct of past, current or future business by the Sellers, Controlling Shareholders and the entities related to Sellers listed on Exhibit A attached hereto, which is unrelated to the acquisition of the Acquired Assets hereunder, or (v) any and all finder's fees, brokerage commissions or similar payments incurred by Sellers or Controlling Shareholders in connection with the transactions contemplated herein.

          8.2.2 Buyer hereby agrees to indemnify Sellers and Controlling Shareholders, including Entity Related Parties of Sellers and Controlling Shareholders, with respect to, and hold Sellers and Controlling Shareholders harmless from, any Liability or Impairment which Sellers or Controlling Shareholders may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Buyer herein, (ii) the failure of Buyer to comply with any covenants made by Buyer, (iii) the conduct of the Business by Buyer subsequent to the Closing Date.

          8.2.3 Anything herein to the contrary notwithstanding, no Party shall make any Indemnification Claim against any other Party or for any breach of representations, warranties or covenants contained in this Agreement until the dollar amount of all Liabilities or Impairments suffered or incurred by the Party seeking such indemnity hereunder shall exceed, in the aggregate, the amount of Fifty Thousand Dollars ($50,000.00), but, if such amount is exceeded, the indemnifying Party shall be required to pay the full amount of such aggregate Liabilities or Impairments (without deduction for such Fifty Thousand Dollars ($50,000.00) threshold amount) for which indemnification rights and obligations are provided under this Section 8.

          8.2.4 Anything herein to the contrary notwithstanding, no Party shall be liable to any other Party under this Section 8 for punitive or consequential damages, including lost profits, except to the extent contained in a settlement, award or judgment obtained by a third party.

     8.3 Method of Asserting Claims. All Indemnification Claims by a Party entitled to be indemnified hereunder (an "Indemnitee") by another Party hereto (an "Indemnitor"), under this Section 8, shall be asserted and resolved as follows:

          8.3.1 Buyer is hereby designated the representative of (i) Buyer, and
     (ii) the Entity Related Parties of Buyer, to the extent necessary to give effect to the provisions of Sections 8.3 through 8.4, and in that representative capacity, Buyer is referred to as Indemnitee or Indemnitor, as appropriate.

          8.3.2 H. Erp is hereby designated the representative of Sellers and Controlling Shareholders to the extent necessary to give effect to the provisions of Sections 8.3 through 8.4 hereof, and in that representative capacity, H. Erp is referred to as the Indemnitee or Indemnitor, as appropriate.

          8.3.3 In the event that any Liability for which Indemnitor is obligated to indemnify Indemnitee hereunder is asserted against or sought to be collected by a third party, Indemnitee shall promptly notify the Indemnitor of such Liability, specifying the nature of such Liability and the amount or the estimated amount thereof to the extent then feasible to estimate (which estimate shall not be conclusive of the final amount of such Liability) (the "Claim Notice"). The Indemnitor shall have ten (10) days from its receipt of the Claim Notice (the "Notice Period") to notify Indemnitee (i) whether or not Indemnitor disputes its obligation to indemnify Indemnitee hereunder with respect to such Liability, and (ii) if it does not dispute such obligation to indemnify, whether or not it desires, at its sole cost and expense, to defend or control the defenses of Indemnitee against such Liability; provided, however, that Indemnitee is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that Indemnitor notifies Indemnitee within the Notice Period that the Indemnitor does not dispute such obligation to indemnify and desires to defend or control the defenses of Indemnitee against such Liability, then, except as hereinafter provided, the Indemnitor shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or brought to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming liable for any additional Liability. If Indemnitee desires to participate in any such defense or settlement it may do so, but it shall not be in control of such defense or settlement and its participation shall be at its sole cost and expense. If in the reasonable opinion of Indemnitee, any such Liability involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of Indemnitee or any division of the Indemnitee, Indemnitee shall have the right to control the defense or settlement of any such Liability, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitor disputes the Indemnitor's obligation to indemnify with respect to such Liability or elects not to defend against such Liability, whether by not giving timely notice as provided above or otherwise, then the amount of any such Liability, or, if the same be contested by the Indemnitor or by Indemnitee (but Indemnitee shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be an obligation to indemnify of the Indemnitor hereunder (subject, if the Indemnitor has timely disputed any obligation to indemnify, to a determination that any disputed obligation to indemnify is covered by these indemnification provisions).

          8.3.4 In the event Indemnitee should have an Indemnification Claim against the Indemnitor which does not involve a Liability being asserted against or sought to be collected from it by a third party, Indemnitee shall promptly send a Claim Notice with respect to such Liability or Impairment to the Indemnitor. If the Indemnitor does not notify Indemnitee within the Notice Period that it disputes such Liability or Impairment, the amount of such Liability or Impairment shall be conclusively deemed a Liability of the Indemnitor hereunder. If an Indemnitor does respond within the Notice Period and such response disputes such claim or Liability, in whole or in part, the Indemnitee shall have no remedy other than to initiate the Resolution Process under Section 10.

     8.3.5 Nothing herein shall be deemed to prevent any Indemnitee from making an Indemnification Claim with respect to potential or contingent Liabilities or Impairments, provided the Claim Notice sets forth the specific basis for any such potential or contingent Liabilities or Impairments and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a Liability will be asserted or Impairment will be incurred or suffered.

     8.3.6 The indemnification rights under this Section 8 shall not apply unless a Claim Notice has been delivered to Indemnitor within eighteen (18) months following the Closing.

8.4 Payment of Indemnification Obligations.

     8.4.1 In the event that any party has an obligation to indemnify another under Section 8.3, such party shall promptly pay the indemnified party the amount of such obligation. If there should be a dispute as to the amount or manner of determining any indemnity obligation owed under this Section 8, the party from which indemnification is due shall nevertheless pay, when due, such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as due under this Section 8 and the portion, if any, theretofore paid shall bear interest as provided in Section 8.4.3. Upon the payment in full of any indemnity, obligation, either by setoff or otherwise, the party making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the Liability or Impairment on which the indemnity obligation is based.

     8.4.2 An amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) of the indemnity obligations of Sellers and Controlling Shareholders will be secured by a standby letter of credit ("Standby Letter of Credit") delivered by Sellers to Buyer at Closing to be held in escrow by First American Title Insurance Company, as Escrow Agent, to cover indemnification obligations on the part of Sellers and Controlling Shareholders contemplated by this Section 8. If no Indemnification Claims are made on or before the date that is eighteen (18) months following Closing, the Standby Letter of Credit shall be released from escrow and terminated. If Indemnification Claims are made prior to the date that is eighteen (18) months following Closing, a letter of credit in an amount equal to one hundred fifty percent (150%) of said Indemnification Claims shall continue to be held until the Indemnification Claims are finally resolved. Any Indemnification Claims for which Buyer is entitled to payment under this Section 8 shall be paid to Buyer by the Escrow Agent, from the Standby Letter of Credit, to the extent that the Standby Letter of Credit is sufficient to pay such items. To the extent that the Standby Letter of Credit is insufficient to pay any such item in full, the payment of such item shall be the joint and several obligation of Sellers and Controlling Shareholders, and Sellers and Controlling Shareholders shall make full payment of any and all such items to Buyer within ten (10) days after demand therefor. In the event Sellers to do not timely make any payment to Buyer as required by
Section 2.3.1 hereof dealing with post-Closing adjustments to the Purchase Price, then Buyer shall be entitled to make a claim against the Standby Letter of Credit at such time, and, thereafter, the balance of the Standby Letter of Credit shall continue to be held as contemplated by this section.

     8.4.3 If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the Applicable Rate.

9    Termination.

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

          9.1.1 All Parties may terminate this Agreement by unanimous written consent at any time prior to the Closing;

          9.1.2 Buyer may terminate this Agreement by giving written notice to Sellers on or before January 10, 1998 if Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence of Sellers;

          9.1.3 Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing: (A) if Sellers or Controlling Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, (B) pursuant to its rights under Section 5.8, (C) pursuant to its right under Section 5.13, or (D) if the Closing shall not have occurred on or before January 25, 1998 (or such later date permitted herein), by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          9.1.4 Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (A) if Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (B) if the Closing shall not have occurred on or before January 25, 1998 (or such later date permitted herein), by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

     9.2 Effect of termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10 Resolution of Disputes. The following procedures ("Resolution Process") shall be used to resolve any controversy, disagreement or dispute
(collectively, "Dispute") arising out of or relating to this Agreement:

     10.1 The Parties shall attempt in good faith to resolve any Dispute promptly by negotiations between executives who have authority to settle the Dispute. Any Party may give another Party written notice of any Dispute not resolved in the normal course of business ("Notice of Dispute"). Within ten (10) days following the delivery of such Notice of Dispute, executives of all Parties shall meet at a mutually acceptable time and place (by mutual agreement, such meeting may be held by telephone), and thereafter as often as they deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within twenty (20) days following delivery of such Notice of Dispute, or if the Parties fail to meet within ten
(10) days, any Party may initiate mediation of the Dispute or claim as provided in Section 10.2.

     10.2  If any Dispute has not been resolved by negotiation as provided in
Section 10.1, the Parties shall endeavor to resolve the Dispute by mediation under the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources, Inc. ("CPR"), 366 Madison Avenue, New York, New York 10017. The neutral third party will be jointly selected by the Parties from the CPR Panel of Neutrals. If the Parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process, at which point the selection of the mediator shall be the exclusive decision of CPR. Unless otherwise agreed by the Parties, the place of mediation shall be Orlando, Florida.

     10.3  Any Dispute that has not been resolved by mediation, as provided in
Section 10.2 within forty-five (45) days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator; provided, however, that if one Party has requested the other Party to participate in a non-binding dispute resolution procedure under Sections 10.1 or 10.2 and the other Party has failed to participate therein, the other Party may initiate arbitration before expiration of the above time period. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orlando, Florida. The arbitrator is not empowered to award damages in excess of compensatory damages (i.e. no punitive or speculative damages) and each Party hereby irrevocably waives any damages in excess of compensatory damages. The decision of the arbitrator shall be final.

     10.4 The Parties shall maintain all applicable books and records until expiration of the time periods set forth in Section 8 and thereafter with respect to those relating to any Dispute until the Resolution Process with respect to such Dispute is completed.

     10.5 The Parties shall bear their respective costs in connection with the dispute resolution procedures described in Sections 10.1 and 10.2, except that the Parties shall share equally the fees and expenses of any neutral third party or arbitrator and the costs of any facility used in connection with such dispute resolution procedures. The prevailing Party in any binding arbitration proceeding described in Section 10.3 or any other action hereunder shall be awarded its reasonable attorneys' fees and costs.

     10.6  All negotiations relating to any of the procedures provided in this
Section 10 are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence of all applicable jurisdictions.

11   Miscellaneous.

     11.1 No third party beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     11.2 Entire agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including, but not limited to, the Letter of Intent.

     11.3 Succession and assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may: (i) assign its rights and interests hereunder to one or more corporations controlling, controlled by or under common control with Buyer and (ii) designate one or more corporations controlling, controlled by or under common control with Buyer to perform its obligations hereunder (in any or all of which cases Buyer shall no longer be responsible for the performance of the obligations so assigned).

     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:                               Copy to:

Spruce Creek Golf and Country                Kenneth F. Oswald, Esq.
Club, Inc.,                                  Suite 110
Attn: Harvey D. Erp                          600 Courtland Street
17575 S.E. 102nd Ave.                        Orlando, Florida 32804
Summerfield, Florida 34491                   Facsimile No: (407) 647-6283
Facsimile No: (352) 347-7737

Spruce Creek Development                     Kenneth F. Oswald, Esq.
Company of Ocala, Inc.,                      Suite 110
Attn: Harvey D. Erp                          600 Courtland Street
17575 S.E. 102nd Ave.                        Orlando, Florida 32804
Summerfield, Florida 34491                   Facsimile No: (407) 647-6283
Facsimile No: (352) 347-7737

If to Controlling Shareholders:              Copy to:

Mr. Harvey D. Erp                            Kenneth F. Oswald, Esq.
17575 S.E. 102nd Ave.                        Suite 110
Summerfield, Florida 34491                   600 Courtland Street
Facsimile No: (352) 347-7737                 Orlando, Florida 32804
                                             Facsimile No: (407) 647-6283

Ms. Brenda Erp                               Kenneth F. Oswald, Esq.
17575 S.E. 102nd Ave.                        Suite 110
Summerfield, Florida 34491                   600 Courtland Street
Facsimile No: (352) 347-7737                 Orlando, Florida 32804
                                             Facsimile No: (407) 647-6283

Mr. Jay A. Thompson                          Kenneth F. Oswald, Esq.
17575 S.E. 102nd Ave.                        Suite 110
Summerfield, Florida 34491                   600 Courtland Street
Facsimile No: (352) 347-7737                 Orlando, Florida 32804
                                             Facsimile No: (407) 647-6283

Ms. Lori A. Thompson                         Kenneth F. Oswald, Esq.
17575 S.E. 102nd Ave.                        Suite 110
Summerfield, Florida 34491                   600 Courtland Street
Facsimile No: (352) 347-7737                 Orlando, Florida 32804
                                             Facsimile No: (407) 647-6283

If to Buyer:                                 Copy to:

Del Webb Communities, Inc.                   Holland & Knight, LLP
6001 North 24th St.                          Attn: Glenn A. Adams, Esq.
Phoenix, Arizona 85016                       200 S. Orange Ave., Suite 2600
Attn: Robert C. Jones, Esq.                  Orlando, Florida 32801
Facsimile No: (602) 808-8015                 Facsimile No: (407) 244-5288

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, however, that if notice is sent by U.S. mail it shall be deemed received on the fifth (5th) business day after it is sent. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.7 Governing law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

     11.8 Amendments and waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.10 Expenses. Each Party shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. At Closing, Sellers shall pay expenses of examination of title, title insurance premium, documentary stamp taxes on the special warranty deed, recording costs, and Sellers' attorneys' fees. With respect to title insurance, Buyer will be responsible for expenses associated with extended owner's coverage (also known as ALTA Form 9 coverage). Either Sellers or Buyer shall pay the cost of the Survey as contemplated by
Section 5.9. All normal and customary adjustments/prorations shall be made as of Closing, including without limitation, rent and other income, utilities and taxes. Real property and tangible personal property taxes assessed against the Acquired Assets for the year in which the Closing occurs shall be prorated between Sellers and Buyer as of the Closing Date, said proration to be based upon the most recently available tax rates and valuations with respect to the Acquired Assets. If the tax information shall be based on a valuation of a larger parcel of unimproved land which includes the Real Property, then the assessed value of the Real Property shall be based on the relative square footage or acreage of the property to the total square footage or acreage of such parcel. Upon the rendering of the appropriate taxing authorities of the ad valorem tax bills for the year in which Closing occurs, any adjustment required shall be promptly made between Buyer and Sellers. Buyer shall be responsible for any sales tax required to be paid on the transfer of the Acquired Assets. This provision shall survive the Closing.

     11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedules specifically identify the exception with particularity and describe the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.13 Failure of performance. In the event Buyer fails to perform its obligations to close as provided for with respect to the Closing, Sellers' sole right and remedy shall be to terminate this Agreement by giving notice thereof to Buyer and to receive from the Escrow Agent, as full liquidated damages, the Escrow Deposit, and upon such termination and payment by the Escrow Agent, this Agreement shall be deemed null and void and of no force or affect and no Party hereto shall have any further rights, obligations or liabilities hereunder. If, for any reason other than failure of Sellers to make Sellers' title marketable after diligent effort, Sellers fail, neglect or refuse to perform this Agreement, Buyer may seek specific performance or elect to receive the return of Buyer's Escrow Deposit without thereby waiving any action for damages resulting from Sellers' breach; provided, however, that Buyer's right to damages hereunder shall be limited to a situation where Sellers or Controlling Shareholders have transferred any Acquired Assets or the stock of Sellers' to a third party on or prior to the date that is one (1) year from the date hereof following a breach of this Agreement by Sellers.

     11.14 Submission to jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court except as otherwise provided by Section 10 hereof. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
Section 11.6 above. Nothing in this Section 11.14, however, shall affect the right of any Party. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     11.15 KNOWING WAIVER OF JURY TRIAL. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BUYER'S ENTERING INTO THIS AGREEMENT.

                           [INTENTIONALLY LEFT BLANK]

     The Parties hereto have executed this Agreement effective as of the date first above written.


BUYER:

DEL WEBB COMMUNITIES, INC.,
an Arizona corporation

By: /s/ John A. Spencer
   ---------------------------------------
Name: John A. Spencer
     -------------------------------------
Title: Senior Vice President
      ------------------------------------


SELLERS:

SPRUCE CREEK GOLF AND
COUNTRY CLUB, INC.

a(n) FLA CORP
    --------------------------------------
By: /s/ Harvey D. Erp
   ---------------------------------------
Name: Harvey D. Erp
     -------------------------------------
Title: PRESIDENT
      ------------------------------------


The undersigned Sellers are executing this Agreement as of the 22nd day of December, 1997 as an indication of their agreement to transfer any prepaid amenity fees held by any Seller from such Seller to Buyer as successor developer.


SPRUCE CREEK PRESERVE HOMEOWNERS
ASSOCIATION, INC.,

a(n) FLA CORP
    ---------------------------------------
By: /s/ Harvey D. Erp
   ----------------------------------------
Name: Harvey D. Erp
     --------------------------------------
Title: PRESIDENT
      -------------------------------------


SPRUCE CREEK GOLF AND COUNTRY CLUB
HOMEOWNERS' ASSOCIATION, INC.,

a(n) FLA CORP
    ---------------------------------------
By: /s/ Harvey D. Erp
   ----------------------------------------
Name: Harvey D. Erp
     --------------------------------------
Title: PRESIDENT
      -------------------------------------

The following individuals are executing this Agreement as of the 22nd day of December, 1997, as an indication of their acknowledgement and approval, individually, of the terms of this Agreement, and the undersigned confirm that they do not possess any information or knowledge that would cause Sellers to breach the covenants, representations and warranties set forth in this Agreement.


CONTROLLING SHAREHOLDERS:


/s/ Harvey D. Erp
------------------------------------------
HARVEY D. ERP


/s/ Brenda Erp
------------------------------------------
BRENDA ERP


/s/ Jay A. Thompson
------------------------------------------
JAY A. THOMPSON


/s/ Lori A. Thompson
------------------------------------------
LORI A. THOMPSON

The following entity is executing this Agreement as of the 22nd day of December, 1997, as an indication of its agreement to consent to and assign all of its rights under the Spruce Creek Golf and Country Club FQD Development Order to Buyer.


SPRUCE CREEK DEVELOPMENT
COMPANY OF OCALA, INC.,

a(n) FLA CORP
    ---------------------------------------
By: /s/ Harvey D. Erp
   ----------------------------------------
Name: Harvey D. Erp
     --------------------------------------
Title: PRESIDENT
      -------------------------------------